Exhibit 99.1

                SOMANETICS REPORTS RECORD REVENUE AND NET INCOME
               BEFORE INCOME TAXES FOR THE SECOND QUARTER OF 2006

    - Net revenues climbed 45 percent to a record $7.4 million.
    - Net income before income taxes increased 144 percent to a record $3.3 million.
    - Net income increased to $2.2 million, or $0.15 per diluted share.
    - Somanetics launched the next generation INVOS Cerebral/Somatic Oximeter System, the first commercially available noninvasive oximetry system that has the capability to monitor changes in regional blood oxygen saturation in both cerebral and skeletal muscle (somatic) tissue.

    TROY, Mich., June 14 /PRNewswire-FirstCall/ -- Somanetics Corporation (Nasdaq: SMTS) today reported record net revenues of $7.4 million for the second quarter ended May 31, 2006, a 45 percent increase from $5.1 million in the same period of 2005. For the six months ended May 31, 2006, net revenues increased 44 percent to $13.1 million from $9.1 million in the same period last year.

    U.S. net revenues increased 39 percent to $5.8 million from $4.2 million in the second quarter of last year. International net revenues rose 75 percent to $1.5 million from $885,212. For the six-month period, U.S. net revenues increased 41 percent to $10.7 million and international revenues increased 59 percent to $2.5 million.

    Second quarter net income before income taxes was $3.3 million, a 144 percent increase from $1.3 million in 2005. While Somanetics did not pay income taxes in the second quarter, taxes were recorded at an estimated effective tax rate of 34 percent. Second quarter net income increased to $2.2 million, or $0.15 per diluted share, from $890,183 or $0.08 per diluted share.

    For the six months ended May 31, 2006, net income before income taxes increased to $4.8 million from $2.2 million in 2005. Net income was $3.2 million for the first half of 2006, or $0.24 per diluted share, compared with $1.5 million, or $0.12 per diluted share, for the same period of 2005.

    Gross margins were 87 percent in the second quarter of 2006, the same as in the 2005 second quarter, and were 88 percent for the six-month period, compared with 87 percent in the same period of 2005. Somanetics exited the quarter with a cash, marketable securities and long-term investments balance of $67.5 million and no debt.

    "We are pleased with our second quarter results, both financial and operational," said Bruce Barrett, Somanetics' president and chief executive officer. "We made significant progress in our plans to advance our technology, with the recent launch of the INVOS Cerebral/Somatic System, and our continuing development of a smaller sensor for use on smaller patients in the pediatric and neonatal ICU. We expect this sensor to be available in late 2006," he said.

    Next-Generation INVOS System Launched

    In the second quarter, Somanetics commenced the launch of the INVOS Cerebral/Somatic Oximeter, which is the first and only FDA-cleared noninvasive oximeter that can simultaneously monitor changes in regional blood oxygen saturation in both cerebral and skeletal muscle (somatic) tissue, and display information from up to four SomaSensors. Like its predecessor, the INVOS Cerebral/Somatic Oximeter can be used on adult, pediatric and neonatal patients in clinical settings where the brain and body are at risk of restricted blood flow. This latest evolution of the INVOS System features other advancements to improve its ease of use and functionality including a larger screen display, enhanced user preferences, improved data management, and reduction in weight and footprint.

    "Multi-site near-infrared monitoring opens up a 'window' through which we can see the distribution of blood flow, oxygen delivery and metabolism throughout the brain and body," explains George M. Hoffman, MD, chief of pediatric anesthesiology and associate director of the pediatric intensive care unit at Children's Hospital of Wisconsin. "This is the first time we can obtain noninvasive, multi-site, continuous and real-time regional oxygen economy data to identify critical events, responses to acute interventions and trends over time. It has helped us identify conditions of low total cardiac output, mild shock, and hypoperfusion of the brain and somatic tissue early enough to guide effective interventions to reduce the risk of neurologic injury, renal failure or multi-system organ dysfunction."

    Sales and Marketing Initiatives

    Medical conferences play an important role in promoting Somanetics' INVOS System. During the quarter, Somanetics participated in the annual meetings of the American Association for Thoracic Surgery and the Society of Cardiovascular Anesthesiologists. Somanetics also attended the Outcomes Meeting in Key West, Florida, where the use of the INVOS System was a topic of discussion in many of the presentations made by clinicians. Presentations included the impact of cardiac output (blood flow) on cerebral oxygen saturation, an analysis of when cerebral desaturation occurs during cardiac surgery and the importance of monitoring and maintaining cerebral oxygen saturation levels in diabetic patients during cardiac surgery.

    Somanetics also continued to increase the size of its direct sales team, bringing the total to 35.

    Business Outlook

    Entering the second half of the year, Somanetics is on track to achieve its previously announced fiscal 2006 guidance of net revenues up approximately 50 percent over 2005 and diluted earnings per share in the range of $0.40 to $0.42 before recognition of additional deferred tax assets. Gross margins are expected to be approximately 88 percent.

    Somanetics to Host Conference Call

    Somanetics will web cast its 2006 second quarter conference call at 10:00 a.m. (ET) today. To join the web cast, visit the Investor Center section of Somanetics' website at http://www.somanetics.com and click on the "2006 Second Quarter Conference Call" link. The call also will be archived on the website.

    About Somanetics

    Somanetics Corporation (Nasdaq: SMTS) develops, manufactures and markets medical devices that can help medical professionals potentially improve surgical outcomes and patient recovery in critical care settings. Somanetics currently has two product lines. The INVOS(R) System provides noninvasive regional blood oxygenation change date that helps address clinical challenges faced by surgeons, anesthesiologists, perfusionists and critical care nurses. The CorRestore System is used in cardiac repair and reconstruction, including an operation called Surgical Ventricular Restoration (SVR) for the treatment of certain patients with severe congestive heart failure. Somanetics supports its customers through a direct U.S. sales force and clinical education team. Globally, Edwards Lifesciences represents INVOS System products in Japan, and Tyco Healthcare markets INVOS System products in Europe, Canada, the Middle East and Africa. For more information visit http://www.somanetics.com .

    Safe-Harbor Statement

    Except for historical information contained herein, the matters discussed in this news release, including financial guidance for fiscal year 2006, expected U.S. and international revenue growth and anticipated investments are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Actual results may differ significantly from results discussed in the forward-looking statements and may be affected by, among other things, economic conditions in general and in the healthcare market, the demand for and market acceptance of our products in existing market segments and in new market segments we plan to pursue, our current dependence on the Cerebral Oximeter and SomaSensor, our dependence on distributors and independent sales representative firms for a substantial portion of our sales, our dependence on single-source suppliers, potential competition, the effective management of our growth, our ability to attract and retain key personnel, the potential for products liability claims, government regulation of our business, changes in our deferred tax assets, future stock option expenses, the challenges associated with developing new products and obtaining and maintaining regulatory approvals if necessary, research and development activities, the lengthy sales cycle for our products, changes in our actual or estimated future taxable income, changes in accounting rules, enforceability and the costs of enforcement of our patents, potential infringements of others' patents and the other factors set forth from time to time in Somanetics' Securities and Exchange Commission filings, including Somanetics' 2005 Annual Report on Form 10-K filed on January 31, 2006 and its first quarter 2006 Quarterly Report on Form 10-Q filed on March 31, 2006.

                             SOMANETICS CORPORATION
                                 BALANCE SHEETS

                                                 May 31,         November 30,
                                                  2006              2005
                                              --------------    --------------
                                               (Unaudited)        (Audited)
ASSETS
CURRENT ASSETS:
    Cash and cash equivalents                 $   19,275,013    $   13,148,237
    Marketable securities                         17,982,466                --
    Accounts receivable                            4,130,172         3,531,740
    Inventory                                      1,970,727         1,058,101
    Prepaid expenses                                 163,417           623,303
    Deferred tax asset - current                   1,888,778         1,561,322
        Total current assets                      45,410,573        19,922,703
PROPERTY AND EQUIPMENT (at cost):
    Demonstration and no capital
     cost sales equipment at customers             2,138,791         1,916,655
    Machinery and equipment                        1,201,521           768,992
    Furniture and fixtures                           295,148           289,397
    Leasehold improvements                           192,615           187,135
        Total                                      3,828,075         3,162,179
    Less accumulated depreciation and
     amortization                                 (2,057,488)       (1,836,438)
        Net property and equipment                 1,770,587         1,325,741
OTHER ASSETS:
    Long-term investments                         30,224,530                --
    Deferred tax asset - non-current               6,481,932         8,438,678
    Other                                             15,000            15,000
    Intangible assets, net                            13,465            16,921
        Total other assets                        36,734,927         8,470,599
TOTAL ASSETS                                  $   83,916,087    $   29,719,043
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
    Accounts payable                          $    1,048,061    $      712,796
    Accrued liabilities                              585,986         1,165,594
        Total current liabilities                  1,634,047         1,878,390
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
    Preferred shares; authorized, 1,000,000
      shares of $.01 par value; no shares
      issued or outstanding                               --                --
    Common shares; authorized, 20,000,000
      shares of $.01 par value; issued
      and outstanding, 13,023,218 shares
      at May 31, 2006, and 10,715,885
      shares at November 30, 2005                    130,232           107,159
    Additional paid-in capital                   116,120,128        64,864,554
    Accumulated deficit                          (33,968,320)      (37,131,060)
        Total shareholders' equity                82,282,040        27,840,653
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY    $   83,916,087    $   29,719,043

                             SOMANETICS CORPORATION
                            STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                         Three Months                 Six Months
                                         Ended May 31,                Ended May 31,
                                 ---------------------------   ---------------------------
                                     2006           2005           2006           2005
                                 ------------   ------------   ------------   ------------
NET REVENUES                     $  7,394,857   $  5,082,746   $ 13,148,571   $  9,115,363
COST OF SALES                         924,497        644,840      1,634,996      1,194,989
  Gross Margin                      6,470,360      4,437,906     11,513,575      7,920,374

OPERATING EXPENSES:
  Research, development
   and engineering                    141,011        104,715        319,077        200,517
  Selling, general and
   administrative                   3,852,667      3,044,655      7,360,548      5,620,791
    Total operating
     expenses                       3,993,678      3,149,370      7,679,625      5,821,308

OPERATING INCOME                    2,476,682      1,288,536      3,833,950      2,099,066

OTHER INCOME:
  Interest income                     817,943         60,226        958,080        104,129
    Total other
     income                           817,943         60,226        958,080        104,129
NET INCOME BEFORE
 INCOME TAXES                       3,294,625      1,348,762      4,792,030      2,203,195

INCOME TAX
 PROVISION                          1,120,173        458,579      1,629,290        749,086

NET INCOME                       $  2,174,452   $    890,183   $  3,162,740   $  1,454,109

NET INCOME PER COMMON
    SHARE - BASIC                $       0.17   $       0.09   $       0.27   $       0.14

NET INCOME PER COMMON
    SHARE - DILUTED              $       0.15   $       0.08   $       0.24   $       0.12

WEIGHTED AVERAGE SHARES
    OUTSTANDING -
    BASIC                          12,895,472     10,180,853     11,817,654     10,160,659

WEIGHTED AVERAGE SHARES
    OUTSTANDING -
    DILUTED                        14,353,075     11,866,928     13,360,564     11,832,184

SOURCE  Somanetics Corporation
    -0-                             06/14/2006
    /CONTACT: Mary Ann Victor, Vice President and Chief Administrative Officer of Somanetics Corporation, +1-248-689-3050, Extension
204, Fax:
+1-248-689-4272/
    /First Call Analyst: /
    /FCMN Contact: /
    /Web site:  http://www.somanetics.com /
    (SMTS)